Exhibit 99.1

Nabriva Therapeutics Reports First Quarter 2020 Financial Results and
Provides Corporate Updates

-Cash runway extended into the fourth quarter of 2020 through judicious resource management-

-XENLETA managed care coverage and patient reimbursement continues to strengthen-

-Potential value-creating life cycle management for XENLETA initiated via non-dilutive support-

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, May 11, 2020 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months ended March 31, 2020 and provided a corporate update.

“Aligned with the excellent managed care coverage we have secured since launch, earlier this year Nabriva made the strategic decision to refocus the XENLETA™ (lefamulin) commercial strategy to the community setting. We are extremely pleased to report that commercial and Medicare coverage from plans including Express Scripts, United Health and CIGNA, representing in excess of 200 million patients or almost 70% of covered lives in the United States, now have access to XENLETA,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics.

“While the global pandemic has limited our ability to interact in-person with health care providers, Nabriva initiated non-personal promotional activities, leveraging digital platforms as the primary means of providing clinicians product information and education. Although it remains unclear when it will be deemed safe to resume in-person promotional activities, we are actively laying the foundation to be poised to launch our community-focused sales effort as soon as it is practicable. In addition, we have proactively taken steps to conserve our cash resources so that we will be able to realize the full benefit from a strategic investment in a community-focused sales effort at the appropriate time. Through the judicious management of resources, we have been able to extend our cash runway into the fourth quarter of 2020.”

Additional priorities for 2020 include:

•	Obtaining approval of XENLETA in Europe and Canada;
•	Obtaining approval of CONTEPO™ (fosfomycin for injection) in the United States (U.S.);
•	Executing on business development and licensing opportunities; and
•	Continuing to efficiently manage the balance sheet.

Corporate and Development Updates

•	Nabriva resubmitted the New Drug Application (NDA) for CONTEPO to the U.S. Food and Drug Administration (FDA) on December 20, 2019 and the Prescription Drug User Fee Act (PDUFA) action date is June 19, 2020. Due to the COVID-19 pandemic, FDA has suspended travel required to evaluate Nabriva’s manufacturing partners for CONTEPO. Nabriva is actively working with the FDA to identify the most expeditious manner to complete the review of the CONTEPO NDA. CONTEPO is a novel, first-in-class intravenous investigational antibiotic for the treatment of complicated urinary tract infections, including pyelonephritis.

•	COVID-19 has demonstrated the devastating impact that infectious diseases can have on public health and the economy. Similar to other acute respiratory virus infections, including influenza virus, patients infected with SARS-CoV-2 are at increased risk of developing concomitant bacterial pneumonia. In published reports, bacterial pneumonia has been shown to affect nearly 50% of hospitalized patients with COVID-19, with an associated mortality of almost 50%. As a result, the World Health Organization currently recommends empiric antimicrobials to treat all likely pathogens causing severe acute respiratory infections and sepsis be given as soon as possible in patients with COVID-19. XENLETA is approved for the treatment of community-acquired bacterial pneumonia (CABP) in adults in the United States. In addition to XENLETA’s potential role in treating COVID-19 patients with superimposed bacterial pneumonia, Nabriva is assessing the anti-inflammatory and antiviral activity of XENLETA and what role, if any, these characteristics may play in the management of patients with COVID-19.

•	In recognition of the rising rates of bacterial resistance in China and because CABP is commonly associated with acute respiratory viruses infections, including influenza and coronavirus, and based on XENLETA’s robust safety and efficacy data in the treatment of patients with CABP generated globally and in China, Nabriva’s collaborator, Sinovant is in active discussions with China’s National Medical Products Administration to expedite development activities and regulatory filings for lefamulin in mainland China.

•	In collaboration with the Global Antibiotic Research & Development Partnership (GARD-P), Nabriva is assessing XENLETA for the treatment of multi-drug resistant sexually transmitted infections, including N. gonorrhoeae and M. genitalium. XENLETA has been shown to possess potent in vitro activity against both organisms, which is maintained in the presence of resistance to all current standard of care treatment options (aminoglycoside, cephalosporin, fluoroquinolone, macrolide, penicillin, and tetracycline antibiotic classes). Importantly, XENLETA has been shown to be bactericidal in vitro against both N. gonorrhoeae and M. genitalium.

•	The National Institute for Allergy and Infectious Diseases (NIAID) has identified that secondary bacterial pneumonia caused by common upper respiratory tract bacteria plays a predominant role in the cause of death in pandemic influenza and recommends that the prevention, diagnosis, prophylaxis, and treatment of secondary bacterial pneumonia, as well as the stockpiling of antibiotics and bacterial vaccines, be high priorities for pandemic planning. We believe there is a potential for XENLETA to be considered for U.S. government stockpiling for pandemic influenza.

•	On March 11, 2020, Nabriva entered into an amendment to its Loan and Security Agreement (Loan Agreement) with Hercules Capital, Inc. Pursuant to the amendment, Nabriva repaid $30.0 million of the $35.0 million in aggregate principal amount of debt outstanding under the Loan Agreement to Hercules on March 20, 2020. The earlier payback in March reduced interest expense in the first quarter. The amendment also reset the revenue performance covenant under the Loan Agreement to 70% of targeted revenue based on a revised net product revenue forecast and lowered Nabriva’s minimum liquidity requirement to $3.0 million in cash and cash equivalents (previously $40.0 million), in each case, following the prepayment. The new minimum liquidity requirement will not apply if CONTEPO receives regulatory approval from the FDA and Nabriva achieves at least 70% of its revised net product revenue targets under the Loan Agreement.

•	On April 7, 2020, Nabriva announced it was restructuring its hospital-based commercial sales force and transitioning to a community-based sales force. The restructuring aligns the capabilities of the Company’s sales force with its strategic refocus for promoting XENLETA to community health care professionals, the excellent managed care coverage we have secured and our business development strategy to in-license additional community products, resulting in a substantial reduction in expenditures. The restructuring resulted in the termination of 66 employees, consisting of the Company’s entire hospital-based sales personnel and certain members of its sales force leadership team. The restructuring of the sales force was timed, in part, to coincide with operational changes that have been implemented by the Company in response to the outbreak of the COVID-19. The Company plans to utilize a sales force with community-based expertise to replace its hospital-based sale force; however, the Company has not determined when it will retain such a community-based sales team, as it is currently unknown how long the operational restrictions related to COVID-19 will remain in effect. The Company expects this reduction in personnel to result in a savings of approximately $4.5 million in quarterly cash operating expenses beginning in the second quarter of 2020 until the Company retains a community-based sales force. In addition, the Company will incur a charge of approximately $500,000 related to the reduction in personnel, consisting of severance, benefits and related costs, all of which will occur in the second quarter of 2020. Nabriva is also reducing commercial, medical affairs and administrative expenses.

•	On April 9, 2020, Nabriva received confirmation from the Centers for Medicare and Medicaid Services (CMS) of a preliminary decision to assign permanent product-specific Healthcare Common Procedure Coding System (HCPCS) J-code for XENLETA 150 mg injection. The new billing code, J0691 Injection, will become effective July 1, 2020 and will replace the C Code, C9054. Transitional pass-through status, previously granted in 2019, for outpatient payments ends December 31, 2022. J-codes are used by healthcare providers to list physician-administered drugs on claim forms submitted to CMS to receive proper reimbursement for Medicare-eligible patients. Having a unique J-code for XENLETA is expected to help facilitate more efficient billing for hospitals and assist in the tracking of XENLETA in claims data.

•	On April 29, 2020, Nabriva received written notice from NASDAQ indicating that, based on the closing bid for the last 30 consecutive business days, the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Global Select Market. The Notice does not result in the immediate delisting of the Company’s ordinary shares from The Nasdaq Global Select Market. Nabriva will have until December 28, 2020 to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of Nabriva’s ordinary shares must be at least $1.00 per share for a minimum of ten consecutive business days on or before December 28, 2020.

Financial results

Three Months Ended March 31, 2020 and 2019

•	For the three months ended March 31, 2020, Nabriva Therapeutics recorded revenues of $0.8 million, a $0.9 million decrease compared to the three months ended March 31, 2019. The decrease was primarily a result of a $0.9 million reduction in collaboration revenue and $0.2 million reduction in grant revenue, partly offset by $0.2 million increase in net product sales associated with the launch of XENLETA. Nabriva reported a net loss of $23.3 million, or $0.25 per share, for the three months ended March 31, 2020, compared to a net loss of $20.2 million, or $0.29 per share, for the three months ended March 31, 2019.

•	Research and development expenses decreased by $2.6 million from $7.5 million for the three months ended March 31, 2019 to $4.9 million for the three months ended March 31, 2020. The decrease was primarily due to a $3.0 million reduction in research materials and purchased services related to the development of XENLETA, a $1.2 million reduction in research consulting fees and a $0.8 million reduction in staff costs, partly offset by a $2.6 million refund of NDA filing fees for CONTEPO in the first quarter of 2019.

•	Selling, general and administrative expenses increased by $2.6 million from $13.4 million for the three months ended March 31, 2019 to $16.0 million for the three months ended March 31, 2020. The increase was primarily due to a $3.5 million increase in staff costs due to the addition of employees and a $0.2 million increase in travel and other corporate costs, partly offset by $0.7 million reduction in advisory and external consultancy expenses primarily related to pre-commercialization activities and professional service fees in 2019, a $0.2 million reduction in legal fees and a $0.2 million reduction in stock-based compensation costs.

•	As previously disclosed, Nabriva’s distribution partners continue to primarily utilize their existing inventory to satisfy product demand, which in turn impacted sales in the first quarter of 2020. In light of the COVID-19 pandemic, the associated disruption to the healthcare delivery and the uncertainty of resuming direct physician medical education and promotion, future sales amounts in 2020 are uncertain.

•	As of March 31, 2020, Nabriva Therapeutics had $26.9 million in cash and cash equivalents, compared to $86.0 million as of December 31, 2019. Nabriva repaid $30.0 million of the $35.0 million in aggregate principal amount of debt outstanding under the Loan Agreement to Hercules on March 20, 2020.

•	Based on its current operating plans, the Company expects that its existing cash resources will be sufficient to enable Nabriva to fund its operating expenses, debt service obligations and capital expenditure requirements into the fourth quarter of 2020. This estimate assumes, among other things, that Nabriva remains in compliance with the covenants under its Loan Agreement.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID #1693918. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA™ (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTIs), including acute pyelonephritis. For more information, please visit www.nabriva.com.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.xenleta.com.

INDICATION AND IMPORTANT SAFETY INFORMATION

INDICATION

XENLETA is a pleuromutilin antibacterial indicated for the treatment of adults with community-acquired bacterial pneumonia (CABP) caused by the following susceptible microorganisms: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

USAGE

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XENLETA and other antibacterial drugs, XENLETA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

XENLETA is contraindicated in patients with known hypersensitivity to XENLETA or pleuromutilins.

XENLETA tablets are contraindicated for use with CYP3A4 substrates that prolong the QT interval.

WARNINGS AND PRECAUTIONS

XENLETA has the potential to prolong the QT interval. Avoid XENLETA in patients with known QT prolongation, ventricular arrhythmias, and patients receiving drugs that may prolong the QT interval.

Based on animal studies, XENLETA may cause fetal harm. Advise females of reproductive potential of the potential risk to the fetus and to use effective contraception.

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all systemic antibacterial agents, including XENLETA, with severity ranging from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

ADVERSE REACTIONS

The most common adverse reactions (≥2%) for (a) XENLETA Injection are administration site reactions, hepatic enzyme elevation, nausea, hypokalemia, insomnia, and headache and (b) XENLETA Tablets are diarrhea, nausea, vomiting, and hepatic enzyme elevation.

USE IN SPECIFIC POPULATIONS

In patients with severe hepatic impairment, reduce the dosage of XENLETA Injection to 150 mg infused over 60 minutes every 24 hours. XENLETA Tablets are not recommended in patients with moderate or severe hepatic impairment due to insufficient information to provide dosing recommendations.

Avoid XENLETA Injection and Tablets with concomitant strong or moderate CYP3A or P-gp inducers. Monitor for reduced efficacy of XENLETA.

Avoid XENLETA Tablets with strong CYP3A or P-gp inhibitors.

Monitor for adverse reactions of sensitive CYP3A substrates administered with XENLETA Tablets.

XENLETA has not been studied in pregnant women. Verify pregnancy status in females prior to initiating XENLETA and advise females to use contraception during treatment and for 2 days after the final dose. Lactating women should pump and discard milk for the duration of treatment with XENLETA and for 2 days after the final dose.

To report SUSPECTED ADVERSE REACTIONS, or administration during pregnancy, contact Nabriva Therapeutics US, Inc. at 1-855-5NABRIVA or FDA at 1-800-FDA-1088 or https://www.fda.gov/safety/medwatch.

Please see Full Prescribing Information for XENLETA.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully launch and commercialize XENLETA for the treatment of CABP, including the availability of and ease of access to XENLETA through major U.S. specialty distributors, marketing exclusivity and patent protection for XENLETA, the development of CONTEPO for cUTI, the clinical utility of XENLETA for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in China, plans to pursue research and development of other product candidates, ability to regain compliance with the Nasdaq listing standards, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and whether market demand for XENLETA is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the extent of business interruptions resulting from the infection causing the COVID-19 outbreak or similar public health crises, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Gary Sender

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)	As of December 31, 2019	As of March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$86,019	$26,938
Restricted cash	392	444
Short-term investments	175	175
Accounts receivable, net and other receivables	2,744	3,467
Inventory	682	4,224
Prepaid expenses	1,158	2,925
Total current assets	91,170	38,173
Property, plant and equipment, net	2,474	2,340
Intangible assets, net	91	111
Long-term receivables	378	378
Total assets	$94,113	$41,002

Liabilities and equity
Current liabilities:
Accounts payable	$4,673	$2,033
Accrued expense and other current liabilities	11,966	9,929
Total current liabilities	16,639	11,962
Non-current liabilities
Long-term debt	34,502	7,374
Other non-current liabilities	1,698	1,752
Total non-current liabilities	36,200	9,126
Total liabilities	52,839	21,088
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 1,000,000,000 ordinary shares authorized at March 31, 2020; 94,545,116 and 95,109,047 issued and outstanding at December 31, 2019 and March 31, 2020, respectively	945	951
Preferred shares, par value $0.01, 100,000,000 shares authorized at March 31, 2020; None issued and outstanding	—	—
Additional paid in capital	517,044	518,937
Accumulated other comprehensive income	27	27
Accumulated deficit	(476,742)	(500,001))
Total stockholders’ equity	41,274	19,914
Total liabilities and stockholders’ equity	$94,113	$41,002

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2019	2020
Revenues:
Product revenue, net	$—	$156
Collaboration revenue	1,000	145
Research premium and grant revenue	703	488
Total revenue	1,703	789
Operating expenses:
Cost of product sales	—	(8)
Research and development expenses	(7,538)	(4,944)
Selling, general and administrative expenses	(13,409)	(16,025)
Total operating expenses	(20,947)	(20,977)
Loss from operations	(19,244)	(20,188)
Other income (expense):
Other income (expense), net	70	798
Interest income	10	64
Interest expense	(899)	(1,024)
Loss on extinguishment of debt	—	(2,757)
Loss before income taxes	(20,063)	(23,107)
Income tax expense	(154)	(152)
Net loss	$(20,217)	$(23,259)

Loss per share
Basic and Diluted ($ per share)	$(0.29)	$(0.25)

Weighted average number of shares:
Basic and Diluted	68,701,599	94,595,152

  Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
(in thousands)	2019	2020
Net cash provided by (used in):
Operating activities	$(20,625)	$(28,108)
Investing activities	(42)	(20)
Financing activities	9,679	(30,219)
Effects of foreign currency translation on cash and cash equivalents	27	(682)
Net decrease in cash, cash equivalents and restricted cash	(10,961)	(59,029)
Cash, cash equivalents and restricted cash at beginning of quarter	102,003	86,411
Cash, cash equivalents and restricted cash at end of quarter	$91,042	$27,382